The Employment of Summers as CFO

GNOSIIS INTERNATIONAL, LLC

AND

BLOW & DRIVE INTERLOCK, CORP

DRAFT

THIS AGREEMENT is made this 15th day of November 2016 by and between Gnosiis International, LLC, a Wyoming entity, (hereinafter referred to as “GNOSIIS”) and Blow & Drive Interlock Corporation, a Delaware entity, hereinafter referred to as (“BDIC”) for the purpose of developing business for BDIC.

INTRODUCTION

WHEREAS, GNOSIIS is a firm comprised of, and contractually associated with, individuals who have experience in economics, market analysis, finance, and business development.

WHEREAS, the BDIC desires to retain the services of Abraham Summers (GNOSIIS’s Managing Member) as BDIC’s CFO,

WHEREAS, the BDIC desires to retain the services of GNOSIIS and GNOSIIS desires to render such services to the BDIC,

NOW THEREFORE, the parties hereto, for good and valuable consideration as described herein, intending to be legally bound, do hereby promise and agree as follows:

ARTICLE 1 - SCOPE OF WORK

1.1 Services of Gnosiis - BDIC is engaging GNOSIIS to provide the services of Abraham Summers as BDIC’s CFO in addition to serving as a ‘Finder’ to BDIC (as was generally described in the November 30th, 2015 Finders Agreement between the parties) this specifically includes rendering the services of Abraham Summers (herein “Summers”) , the managing member of GNOSIIS, directly to Laurence Wainer (herein “Wainer”), the Chief Executive Officer of BDIC. BDIC is also engaging GNOSIIS to provide consulting services in connection with the GNOSIIS expertise relating to economics, project management & business development. This is described and clarified in more detail throughout this Agreement.

1.2 Services of Abraham Summers – As referenced in previous agreements and/or memorandums between Gnosiis and BDIC, Summers is being appointed to serve as Chief Financial officer of BDIC. BDIC generally requires the services of Summers during business hours kept by Wainer and/or otherwise agreed to by Wainer and Summers. Gnosiis hereby recognizes that the anti-dilution protections discussed herein are directly tied to Summers being reasonably available to Wainer. Gnosiis hereby agrees to make Summers regularly available to BDIC and Wainer and ensure that Summers is regularly in the Blow & Drive offices when Wainer is in the Blow & Drive Offices.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 1 of 9

1.3 Time and Availability – Summers will be expected to regularly be in contact and in attendance with Wainer for material business relating to BDIC. This includes regular attendance with Wainer at Blow & Drive executive offices. Notwithstanding the previous, GNOSIIS shall have discretion in selecting the dates and times it performs such consulting and/or Finders-related services.

ARTICLE 2 – FORMAL RELATIONSHIPS BETWEEN THE PARTIES

2.1 Employee Status of Summers – As described in more detail throughout this Agreement, Summers will serve as an employee of BDIC in his capacity of CFO.

2.2 Gnosiis as Independent Contractor – Notwithstanding, any ownership interest in BDIC by Gnosiis, Gnosiis is an independent contractor. The manner in which Gnosiis’ services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the BDIC in any manner without the prior express written or verbal authorization from an officer of the BDIC. BDIC acknowledges and agrees that GNOSIIS may be engaged with other clients and/or in other business activities during the term of this Agreement. GNOSIIS shall devote such time to performing the Work as is necessary to complete agreed upon objectives in a timely and professional manner.

ARTICLE 3 – TERMS AND OFFERS

3.1 Start Date - The terms of this Agreement shall commence on the effective date of this Agreement and will be ongoing until terminated by BDIC for “Cause” (as per 3.3 below) or, resignation of Summers at his sole discretion, or upon mutual agreement between the parties. If at anytime during the term of this Agreement it becomes objectively clear that Summers is not adequately performing, than BDIC may terminate this Memorandum and/or Agreement in accordance with Paragraph 3.3 below.

3.2. Employment of Abraham Summers –As described in more detail throughout this Agreement, GNOSIIS will appoint its Managing Member, Abraham Summers (“Summers”), as the direct point of contact to BDIC’s CEO, Laurence Wainer (“Laurence”). Summers will be available to assist Laurence with project management relating to BDIC’s CFO functions. It will be the responsibility of GNOSIIS to make Summers available to BDIC and work out arrangements with Summers to that effect. The BDIC shall provide Summers with such assistance and support as reasonable and appropriate to permit Summers to perform his duties hereunder. Without limiting the generality of the foregoing, the BDIC shall execute and deliver such documents, instruments, certificates and agreements, and take such actions as reasonable and appropriate to assist Summers and to effectuate the transactions and terms contemplated or set forth herein.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 2 of 9

3.3 Definition of Cause – Summers may only be fired from his role as CFO for Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following, as determined by the Board, in its sole discretion: (i) a violation by Summers of this Agreement which violation has not been cured by Summers following thirty (30) days prior written notice to Summers specifying said violation in sufficient detail to permit Summers to cure said violation or properly contest said notice, as the case may be; (ii) Summers commission of any act of fraud with respect to the BDIC, including Summers’ theft or other misappropriation of the Summers’ proprietary information; or (iii) the commission by Summers of a felony (other than an offense related to the operation of an automobile which results only in a fine, license suspension or other non-custodial penalty).

3.4 Anti-Dilution on Gnosiis-Owned Shares – As described in more detail throughout this Agreement, Gnosiis is hereby entitled to anti-dilution protections on all shares it owns at all times that Gnosiis or Summers is materially involved in the ongoing business of BDIC. By way of illustration and not of limitation, upon such time during the Anti-Dilution as (i) the BDIC grants, issues or conveys in any manner any shares of Common Stock in the BDIC, including, without limitation, the issuance of additional shares of Common Stock and/or (ii) any person or entity converts any convertible preferred stock (if any) in the BDIC into Common Stock and/or any person or entity exercises any option, warrant or convertible debt or equity instrument, the result of which is such person or entity is entitled to the issuance of shares of Common Stock, then the BDIC will immediately and simultaneously issue to Gnosiis, without cost or expense, additional shares of Common Stock so that, immediately after such event, Gnosiis maintains its Anti-Dilution Threshold interest in the shares of Common Stock in the BDIC.

3.5 Services Not Included – BDIC hereby acknowledges and agrees that GNOSIIS is not a financial services, legal, accounting, or any other firm that requires federal, state or municipal licensure or registration. Under no circumstances will GNOSIIS perform legal, accounting or any other professional services that require any form of licensure and/or regulatory approvals. Notwithstanding, GNOSIIS may create work products and/or perform services tangentially related to these services as a part of GNOSIIS’ proprietary efforts relating to this Agreement (i.e. creating financial models, forecasting expenses, revenue, or taxes, proposing legal structures for proposed partnerships) BDIC hereby agrees it will not rely solely on GNOSIIS for any such efforts. BDIC takes full responsibility to review any work product or efforts performed by GNOSIIS under this Agreement and when necessary BDIC will have its legal, accounting, and/or other relevant professionals review GNOSIIS’s work prior to being utilized by BDIC (should BDIC chose to utilize them). BDIC fully indemnifies and will hold harmless GNOSIIS, its officers, directors, employees, and/or sub-contactors from any action or damages that result from a failure of BDIC to comply with this provision.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 3 of 9

ARTICLE 4 - COMPENSATION FOR SERVICES

4.1 Compensation to Gnosiis and Summers - The compensation to Gnosiis and Summers combined by BDIC will be equal to 80% of compensation paid by BDIC to Laurence Wainer. Half (50%) of this amount will be payable to Summers as an employee of BDIC and the other half (50%) will be payable to Gnosiis as a contractor under this Agreement. Compensation shall be made on a weekly basis, with each week alternating between Gnosiis and Summers. At such time when BDIC provides health insurance to its executives, then BDIC will provide such health insurance to Summers and his family/dependents as well as any other benefits commensurate with that of BDIC’s other officers and executives. Notwithstanding, Laurence must be making a minimum of $625 per week for this provision to be in effect. In the event neither Gnosiis nor Summers receive cash compensation of at least $500 for any given week, then Gnosiis shall receive a fee of 5,000 shares for each such week.

4.2 Finders Fee’s – As referenced in the November 30, 2015 Finders Fee Agreement, from time to time, GNOSIIS may introduce BDIC to contacts of GNOSIIS that may provide BDIC with financing. In such a scenario, as generally described in the Finders Agreement, upon closing of a financing event by BDIC with a contact introduced by GNOSIIS, then GNOSIIS shall be entitled to a bonus, payable in BDIC shares, equal to the amount of one (1) share of BDIC stock for every one-dollar ($1) of financing received by BDIC. In the event of a stock-split a stock-split adjustment shall be utilized to reflect the intentions of this provisions. Nothing in this Agreement mitigates or limits that Finders Agreement in anyway, including Gnosiis’ right to appoint a member to BDIC’s Board of Directors at such time when a Board is formed, and its terms are incorporated herein. GNOSIIS will not negotiate any financing on behalf of BDIC and it will be BDIC’s sole responsibility to negotiate any such financing. BDIC acknowledges and waives any conflict arising from such Finders Agreement and Summers’ role as CFO of BDIC. Stock issuances to Gnosiis shall be done materially concurrent with the closing of any such financing.

ARTICLE 5 – INTELECTUAL PROPERTY

5.1. Use of Data, Logos, and Promotional Materials – GNOSIIS and BDIC will use all reasonable efforts to secure data of the other party. If, despite all reasonable efforts to secure all data, it becomes inadvertently: lost, destroyed, stolen, or made available to third parties, then each party will hold the other party harmless. It is also acknowledged and agreed that the parties may, in their sole discretion, make above-mentioned data and analysis available to its employees, subcontractors, agents and or potential partners. BDIC acknowledges that Gnosiis will be creating promotional material for BDIC’s own uses. BDIC hereby grants GNOSIIS a license to use its name and/or logos and likenesses in promotional materials used by BDIC and/or GNOSIIS. This license is a non-exclusive and exploitable worldwide. This provision shall survive the expiration or termination of this Agreement.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 4 of 9

ARTICLE 6 – NON-DISCLOSURE AND NON-COMPETITON

6.1 Mutual Non-Competition - GNOSIIS and BDIC mutually agree that they will not directly compete with each other during the term of this agreement and 24 months after this agreement is terminated as par paragraph 1.2. GNOSIIS further expresses that it has no desire to create a business model that mimics, emulates or directly competes with the business of BDIC. BDIC recognizes that GNOSIIS is, or intends to in the future, engage in other business dealings while this agreement is being performed. BDIC also recognizes that GNOSIIS currently does, and may have in the future, clients other than BDIC that engage in business dealings that may be similar or indirectly in competition with BDIC.

6.2 Obligation of Confidentiality - In performing consulting services under this Agreement, GNOSIIS and BDIC may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the other party and/or the other party’s contractors, agents, affiliates and/or employees. The party receiving Confidential Information (as defined below in paragraph 5.3) (herein “Receiving Party”) and the Receiving Party’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the BDIC, or disclose such Confidential Information without the written authorization of the Managing Member of the party disclosing Confidential Information (herein “Disclosing Party”), either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information. This entire Paragraph 5 shall survive the termination of this Agreement.

6.3 Definition - “Confidential Information” means information, not generally known, and proprietary to the Disclosing Party, the Disclosing Party’s contactors and/or affiliates and/or agents, or to a third party for whom the Disclosing Party is performing work, including, without limitation, information concerning any patents or trade secrets, clients, business associates, confidential or secret designs, processes, formulate, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Disclosing Party, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Disclosing Party, any confidential secret development or research work of the Disclosing Party, or any other confidential information or proprietary aspects of the business of the Disclosing Party. All information which Receiving Party acquires or becomes acquainted with during the period of this Agreement, whether developed by Receiving Party or by others, which the Receiving Party has a reasonable basis to believe to be Confidential Information, or which is treated by the Disclosing Party as being, and marked as, Confidential Information, shall be presumed to be Confidential Information.

ARTICLE 7 – EXPENSES

7.1 Travel and Accommodations – In course of performing under this agreement travel may be required (by means of example, doing road shows for Broker Dealers). BDIC shall provide Summers with business-class airfare and accommodations. Within California, BDIC may alternatively provide Summers with business class car rental in lieu of airfare. In the event that Summers will be traveling for three consecutive days or more, Summers will be entitled to bring family members along on such travel.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 5 of 9

7.2 - Miscellaneous Expenses – Gnosiis and/or Summers shall not be responsible for any expenses relating to this agreement with the exception of their own taxes and proprietary overhead. Travel expenses, meals and dining expenses, transfer agent fees, and other expenses reasonably relating to the services being performed by Summers and/or Gnosiis shall be paid for by BDIC or be reimbursed. The BDIC shall, upon submission of supporting documentation, reimburse Gnosiis for all costs and expenses incurred by Summers in connection with the performance of his services hereunder. Without limiting the generality of the foregoing, the parties contemplate, creating a budget for travel, entertainment and marketing to be made available to Summers to assist Summers in such efforts and the performance of his services hereunder when funds become available.

ARTICLE 8 - RIGHT TO INJUNCTIVE RELIEF

8.1 The parties acknowledges that the terms of this Agreement are reasonably necessary to protect the legitimate interests of the parties, are reasonable in scope and duration, and are not unduly restrictive. Breach of any of the terms of this Agreement will render irreparable harm to the non-breaching party, and that a remedy at law for breach of the Agreement is inadequate, and that the non-breaching shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. The parties acknowledges that an award of damages to the non-breaching party does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 9 - GENERAL PROVISIONS

9.1 Construction of Terms and Severability - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. Each and every provision of this agreement is severable from all other provisions of this Agreement and the invalidity or unenforceability of any one provision shall not thereby affect the enforceability or validity of any other provision. To the extent any provision of this agreement is unenforceable as written, it shall be reduced to the extent required by law to make such provision enforceable. Each and every provision of this agreement is severable from all other provisions of this Agreement and the invalidity or unenforceability of any one provision shall not thereby affect the enforceability or validity of any other provision. To the extent any provision of this agreement is unenforceable as written, it shall be reduced to the extent required by law to make such provision enforceable.

9.2 Governing Law - This Agreement shall be governed by and construed in accordance with laws of the State of Delaware.

9.3 Complete Agreement –This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes and augments all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 6 of 9

9.4 Dispute Resolution - If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

9.5 Modification - No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

9.6 Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.7 Successors and Assigns - This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by a party without the others consent in the event such assigning party is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

9.9 Indemnification - Should Summers or GNOSIIS (including its officers, directors, employees, or subcontactors), be named as a party to a lawsuit arising in any manner from the performance of its duties on behalf of BDIC, BDIC agrees to provide legal representation concurrent with its own defense or, at GNOSIIS’ option, to pay to GNOSIIS expenses associated with its defense or prosecution of the lawsuit including all court costs, expenses of litigation of any nature, and attorneys fees. Notwithstanding anything to the contrary in the foregoing, BDIC shall not indemnify nor provide a defense for GNOSIIS in the event a claim or lawsuit is brought due to GNOSIIS’ negligence unrelated to his employment with GNOSIIS or intentional act. Not withstanding such a situation of negligence or intentional act, the BDIC agrees to pay, indemnify, and hold Summers, Gnosiis, and their respective officers, directors, managers, members, trustees, employees, agents, advisors, heirs, successors and assigns (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the enforcement, performance and administration of this Agreement, and the services to be provided Summers and/or Gnosiis hereunder (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the BDIC or any other person or entity) (the “Indemnified Liabilities”), provided, however, that the BDIC shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 7 of 9

9.10 Notice - Any notice required, or permitted to, be given under this Agreement shall, unless otherwise specified, be sufficient if in email or writing, and if sent by registered mail or overnight delivery service to the address set forth below each party’s respective signature. Laurence Wainer shall be designated the single point of contact for BDIC and Abraham Summers will be the designated single point of contact for GNOSIIS.

ARTICLE 10 – FORCE MAJEURE

10.1 Force Majeure - Neither party shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by causes beyond that party’s reasonable control and occurring without its fault or negligence, including, without limitation, Acts of God, government restrictions including denial or cancellation of any license, wars, insurrections, failure of suppliers, subcontractors, and carriers, or party to substantially meet its performance obligations under this Agreement, provided that, as a condition to the claim of no liability, the party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 8 of 9

These terms are general in nature, essentially, the spirit behind this Memorandum is one of mutual trust and confidence and the reliance on each other to do what is fair and equitable.

IN WITNESS WHEREOF, this Agreement is executed as of this date of November 15, 2016 and signed below

Blow & Drive Interlock Corp	Gnosiis International, LLC

Laurence Wainer	Abraham Summers
CEO/President	Managing Member

Signature	Signature

DRAFT - Blow & Drive Interlock Corp & Gnosiis International, LLC	Page 9 of 9